Exhibit 99(a)(1)(A)
GREEN DOT CORPORATION
OFFER TO EXCHANGE CERTAIN
OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS
This Offer to Exchange Certain Outstanding Stock Options for New Stock Options and your withdrawal rights will expire at 11:59 p.m., Pacific Time, on May 7, 2013, unless extended by Green Dot Corporation
(the “Expiration Date”)
Green Dot Corporation, a Delaware corporation (“Green Dot,” the “Company,” “we,” “us,” or “our”) is offering, for compensatory purposes, to eligible U.S. employees of Green Dot and its consolidated subsidiaries the right to exchange (the “Option Exchange Program”) all options to purchase shares of our Class A common stock and Class B common stock outstanding prior to the commencement of the Option Exchange Program having an exercise price equal to or greater than $20.00 per share (“Eligible Options”) granted under the Green Dot Corporation 2010 Equity Incentive Plan (the “2010 Plan”) or the Green Dot Corporation Second Amended & Restated 2001 Stock Plan (the “2001 Plan,” and together with the 2010 Plan, the “Plans”) for new nonqualified stock options (“New Options”) to be granted under the 2010 Plan upon the terms and subject to the conditions set forth in this Offer to Exchange. Our executive officers and our directors are not eligible to participate in the Option Exchange Program.
Participation in the Option Exchange Program is voluntary. You are not required to accept this offer to exchange your Eligible Options for New Options (the “Exchange Offer”). If you elect to tender your Eligible Options for exchange on the terms and subject to the conditions described in this document and if your Eligible Options are accepted for exchange, we will cancel the Eligible Options tendered for exchange and for each Eligible Option tendered for exchange, you will receive a New Option grant for a lesser number of shares, depending on the exercise price of the Eligible Option tendered (as described below) under a new option agreement between you and us. The New Options will be granted on the first trading date after the date the Eligible Options accepted for exchange are canceled pursuant to this Exchange Offer (the “Replacement Grant Date”).
The Option Exchange Program is not conditioned upon a minimum number of Eligible Options being tendered for exchange. However, consummation of the Exchange Offer and the grant of New Options is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of the Option Exchange Program”) of this Offer to Exchange.
If you participate in the Option Exchange Program, each Eligible Option you properly tender under the program will entitle you to receive a New Option for a lesser number of shares, depending on the exercise price of the Eligible Option tendered, in accordance with the exchange ratios set forth in the table below:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
If you tender more than one Eligible Option grant, New Options will be granted in the Exchange Offer therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $20.00 per share, and an Eligible Option grant to purchase 1,000 shares, with an exercise price of $36.00 per share, you will be entitled to receive two New Options to purchase 833 shares and 500 shares, respectively, with an exercise price per share equal to the closing sale price of our Class A common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option.

Some key features of the New Options will include:

•	The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (even if the Eligible Option you tendered was an incentive stock option);

•	The New Options will vest over four years, with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter; and

•	The New Options will have a seven-year term;

•
The New Options will be exercisable for shares of Class A common stock, even if your Eligible Options are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under the 2001 Plan); and

•	The other terms and conditions of the New Options will be substantially similar to those of the canceled options.
To be eligible to participate in the Option Exchange Program, you must be employed with us continuously through the offering period and to receive New Options you must be employed with us on the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status or rights as an employee. Your employment remains at-will.
See “Risk Factors Related to the Option Exchange Program,” for a discussion of risks that you should consider before participating in the Option Exchange Program.
Shares of our Class A common stock are traded on the New York Stock Exchange under the symbol “GDOT.” On April 9, 2013, the last sale price of our Class A common stock as reported on the New York Stock Exchange was $16.31 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

IMPORTANT
If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://greendot.equitybenefits.com (the “Offer Website”) on or before 11:59 p.m., Pacific Time, on May 7, 2013, (or a later date and time if Green Dot extends the time such employees have to elect to participate in the offer). If we do not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and email your election form to optionexchange@greendotcorp.com. To obtain a paper election form, please contact Option Exchange Administration at optionexchange@greendotcorp.com. Your election must be received by us before 11:59 p.m., Pacific Time, on May 7, 2013 (or a later expiration date if we extend the time you have to elect to participate in the Option Exchange Program). Elections not made via the Offer Website or received by us by 11:59 p.m., Pacific Time, on May 7, 2013, even if sent prior to the Expiration Date, will be disregarded. Accordingly, please allow time for delivery when sending your paper election form(s). If we do not receive your election by the Expiration Date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
You should direct questions about the Option Exchange Program or requests for assistance (including requests for additional copies of any documents relating to this Exchange Offer) to Option Exchange Administration by email to optionexchange@greendotcorp.com or by logging on to the Offer Website.
The Option Exchange Program is only available to U.S. employees of Green Dot and its consolidated subsidiaries. We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any jurisdiction in the United States where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
Although our Board of Directors has approved the Option Exchange Program, neither we nor the Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your Eligible Options. You must make your own decision whether to exchange your Eligible Options.
THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET
The following section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange.
GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?
We are offering, for compensatory purposes, to eligible U.S. employees of Green Dot and its consolidated subsidiaries (see Question 3 below) the right to exchange all outstanding options to purchase shares of Green Dot Class A common stock having an exercise price equal to or greater than $20.00 per share granted under the Green Dot Corporation 2010 Equity Incentive Plan (the “2010 Plan”) and shares of Green Dot Class B common stock having an exercise price equal to or greater than $20.00 per share granted under the Green Dot Corporation Seconded Amended & Restated 2001 Stock Plan (the “2001 Plan,” and together with the 2010 Plan, the “Plans”) prior to the commencement of the Option Exchange Program (the “Eligible Options”) for new nonqualified options (U.S.) (the “New Options”) to purchase Green Dot Class A common stock to be granted under the 2010 Plan upon the terms and subject to the conditions described in further detail below.

Q2.	WHY IS GREEN DOT IMPLEMENTING THE OPTION EXCHANGE PROGRAM?
We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase a lesser number of shares, with a new exercise price per share equal to the closing sale price of our Class A common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date (defined below in Question 5). See Question 5 below for a more detailed explanation of the option exchange ratio.
We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve the retention of our employees and will maximize the value of our Class A common stock for our current stockholders. Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.
We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the 2010 Plan (only the Eligible Options that were granted under the 2010 Plan which are canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).

Q3.	WHO IS ELIGIBLE TO PARTICIPATE?
Any employee of Green Dot Corporation (U.S.) or its consolidated subsidiaries, including its subsidiary bank, Green Dot Bank, who lives in the U.S. (an “Eligible Employee”) and is continuously employed by us during the period beginning on April 10, 2013 and ending at 11:59 p.m., Pacific Time, on May 7, 2013 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program (the “offering period”)), and who holds outstanding and unexercised stock options granted under the Plans prior to the commencement of the Option Exchange Program with an exercise price of $20.00 or above is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Options. Our executive officers and our directors are not eligible to participate in the Option Exchange Program.

Q4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?
As discussed in Question 3 above, only our current U.S. employees holding Eligible Options may participate in the Option Exchange Program.

Q5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?
You may decide to exchange one or more of your Eligible Option grants for a New Option. Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase a lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
The New Option will be granted under the 2010 Plan on the first trading day following the date that we cancel the Eligible Options accepted for exchange pursuant to the Exchange Offer and at an exercise price equal to the closing sale price of our Class A common stock, as reported on the New York Stock Exchange on that trading day (the “Replacement Grant Date”). The New Option will be a nonqualified stock option, exercisable into our Class A common stock, have a seven-year term and vest over four years, with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter. In addition, the New Option will be exercisable for shares of Class A common stock, even if your Eligible Options are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan). The other terms of the New Option will be substantially the same as the Eligible Option tendered for exchange under the Option Exchange Program.
If the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.
If you tender more than one Eligible Option grant, New Options will be granted in exchange therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $20.00 per share, and an Eligible Option grant to purchase 1,000 shares, with an exercise price of $36.00 per share, you will be entitled to receive two New Options to purchase 833 shares and 500 shares, respectively, with a new exercise price (as described above).
In addition, if you elect to exchange an Eligible Option, you must exchange the entire option; you may not exchange only part of an Eligible Option. For example, if you hold an Eligible Option for 4,500 shares with an exercise price of $20.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).
If you tender an Eligible Option for a number of shares that is not evenly divisible by the applicable exchange ratio, you will forfeit any resulting fractional option share. For example, if you tender an Eligible Option to purchase 1,025 shares with an exercise price of $20.00, you will receive a New Option to purchase 854 shares (the resulting .17 fractional option share will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Q6.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or another permitted election method provided for in this Offer to Exchange) no later than 11:59 p.m., Pacific Time, on May 7, 2013, or a later date if we extend the offering period (the latest such date and time, the “expiration date”).
You have the right to withdraw any Eligible Options that you have elected to exchange at anytime before the expiration date. See Question 12 for a more detailed discussion of your withdrawal rights.
We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Options promptly after the expiration date.

Q7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF GREEN DOT'S OUTSTANDING OPTIONS?
No. The Option Exchange Program applies only to outstanding options granted under the Plans as long as such options have exercise prices equal to or greater than $20.00 per share. Purchase rights granted under our 2010 Employee Stock Purchase Plan are not eligible to be tendered in the Option Exchange Program.

Q8.	WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?
Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future awards under our 2010 Plan.

Q9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS I ELECT TO TENDER?
If you elect to participate, only the Eligible Options you have elected to tender through the Offer Website (or another permitted election method provided for in this Offer to Exchange) will be canceled on the expiration date. Please note that if the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.

Q10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?
The deadline to elect to participate in the Option Exchange Program is 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the offering period. To participate, you must log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange) before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Pacific Time, on the first business day following the previously scheduled expiration date. If we do extend the deadline, you must make your online election before the extended expiration date and time.

Q11.	WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?
If you do not elect to exchange your Eligible Options through the Offer Website (or another permitted election method provided for in this Offer to Exchange) by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
You may withdraw your election to participate in the Option Exchange Program at any time before 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must log on to the Offer Website (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange) prior to 11:59 p.m., Pacific Time, on May 7, 2013 and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 6.

Q13.	WHEN WILL THE ELIGIBLE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM UBS' WEBPAGE?
After you submit your online election, the Eligible Options that you have elected to exchange will continue to appear on the UBS website at https://onesource.ubs.com/GDOT until they are canceled.

Q14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?
If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option.
We recommend that you consult your own tax adviser with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.

Please see Section 13, “Material United States Tax Consequences,” below for more information.

Q15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
The decision to participate in the Option Exchange Program is each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and the performance of our own business and stock price. We encourage you to speak with your financial, legal and/or tax advisers as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Q16.	WHAT DOES THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?
Although the Board of Directors has approved the Option Exchange Program, neither we nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q17.	HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?
You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at UBS's website https://onesource.ubs.com/GDOT, using your log on credentials. You can at any time confirm the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting UBS.

Q18.	WHICH OPTIONS CAN BE EXCHANGED?
Only outstanding and unexercised options that have an exercise price equal to or above $20.00 per share may be tendered for exchange under the Option Exchange Program.

Q19.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?
No. The Option Exchange Program only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you exercise an Eligible Option during the offering period for the Exchange Offer, the portion of the Eligible Option that you exercised will not be eligible for the Exchange Offer.

Q20.	CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION ONLY AS TO CERTAIN SHARES?
No. If you elect to exchange an Eligible Option, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option. For example, if you have an option grant for 4,500 shares with an exercise price of $20.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot elect to exchange only the unvested portion.

Q21.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?
If you properly complete and submit an election to exchange one or more of your Eligible Options under the Option Exchange Program through the Option Exchange Program website by the expiration date, and we accept your Eligible Options for exchange, we will cancel all of your outstanding Eligible Options that you have elected to exchange. Please note that if the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.

Q22.	WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?
Yes. The shares of Class A common stock subject to Eligible Options that were granted under the 2010 Plan which are exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2010 Plan. However, since we no longer grant options under the 2001 Plan, any shares of Class B common stock subject to Eligible Options that were granted under the 2001 Plan which are exchanged pursuant to the Option Exchange Program will be canceled and will not add to the shares reserved for issuance under the 2010 Plan.
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q23.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?
Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase a lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options

Q24.	HOW WERE THE EXCHANGE RATIOS DETERMINED?
The Option Exchange Program is designed to balance our interests and those of our employees and stockholders. In determining the exchange ratios, we considered the fair value of the Eligible Options to be exchanged and a hypothetical fair value of the New Options to be issued based on certain assumptions about the New Options, in each case using the Black-Scholes valuation model (a model for calculating the value of derivative securities). We compared these fair values and selected exchange ratios that balanced our desire to retain and provide benefits to participants in the Option Exchange Program and reduce our accounting cost of conducting the Option Exchange Program, as compared to a one-for-one exchange ratio for all Eligible Options.

Q25.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?
The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the Replacement Grant Date.

Q26.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?
New Options will vest over four years from the Replacement Grant Date with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter. For example, if the Replacement Grant Date is May 8, 2013, 25% of the New Option will vest on May 8, 2014, and 1/48th of the New Option would vest on June 8, 2014 and on the 8th day of each month thereafter, until the New Option is fully vested.

Q27.	IF THE ELIGIBLE OPTIONS THAT I TENDER ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION?
No. If you tender Eligible Options in the Exchange Offer that are incentive stock options, the New Options granted in exchange therefor will be nonqualified stock options.

Q28.	IF THE ELIGIBLE OPTIONS THAT I TENDER ARE STOCK OPTIONS TO PURCHASE CLASS B COMMON STOCK, WILL MY NEW OPTION BE A STOCK OPTION TO PURCHASE CLASS B COMMON STOCK?
No. If you tender Eligible Options in the Exchange Offer that are options to purchase Class B common stock, the New Options granted in exchange therefor will be stock options to purchase Class A common stock.

Q29.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?
Except for the new exercise price, change in vesting, change in term and status as a nonqualified stock option for canceled incentive stock options and, in the case of Eligible Options that are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan), the class of common stock subject to the New Options, the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.

Q30.
I HAVE AN ELIGIBLE OPTION THAT IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

No. You cannot cancel one part of an Eligible Option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

Q31.	WHEN WILL WE GRANT THE NEW OPTIONS?
We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on May 7, 2013, the Replacement Grant Date of the New Options will be May 8, 2013, which is the first trading day following the cancellation date of the Eligible Options.

Q32.	WHEN WILL I SEE THE NEW OPTIONS ON UBS?
You may view your current Green Dot stock options at https://onesource.ubs.com/GDOT, using your log on credentials. Your New Option(s) will appear in your account within approximately two weeks of the Replacement Grant Date (but in no event more than ten business days from the expiration date).

Q33.	WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?
We currently expect the timeline of the Option Exchange Program to be:

•	April 10, 2013: Offering Period begins

•	May 7, 2013: Offering Period ends at 11:59 p.m., Pacific Time, unless extended by us

•
May 8, 2013:    Exercise price of New Options is determined based on the last reported sale price per share of Green Dot's Class A common stock on the New York Stock Exchange (this date may change as a result of regulatory review or at Green Dot's discretion)

Q34.	WILL THE OPTION EXCHANGE PROGRAM IMPACT MY VOTING POWER?
Potentially, yes. If the Eligible Option you tender for exchange under the Option Exchange Program is an option to purchase Class B common stock (which includes all Eligible Options granted under the 2001 Plan), then the New Option you are granted will be for Class A common stock under the 2010 Plan. Our Class B common stock has ten votes per share while our Class A common stock has one vote per share. Accordingly, for holders of such Eligible Options, a share that you purchase under your New Option will entitle you to fewer votes than a share that you could have purchased under your Eligible Option. In addition, if the applicable exchange ratio for any tendered Eligible Option is less than 1-for-1, then your potential voting power would also be reduced by participating in the Option Exchange Program, even if the Eligible Option you tender for exchange is an option to purchase Class A common stock.

RISK FACTORS RELATED TO THE OPTION EXCHANGE PROGRAM
Participation in the Option Exchange Program involves a number of potential risks and uncertainties, including the material risks described below. You should carefully read and consider the risks set forth in this section and in the documents incorporated by reference in this document, and we encourage you to speak with your financial, legal and/or tax advisers as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.
Risks Related to the Option Exchange Program
The New Options will be subject to a new vesting schedule. This means that if your employment with us terminates during the new vesting period, you might have fewer vested shares than if you had not participated in the Option Exchange Program.
If you elect to participate in the Option Exchange Program, each New Option issued to you will be subject to a four-year vesting schedule. This means that you will be required to continue working for us for four years after the date on which your New Option is granted to be fully vested in the New Option. If your employment terminates before your New Option vests, you will forfeit the unvested portion of the New Option, even if your surrendered option had been fully vested.
You should carefully consider the current vesting of your Eligible Options, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered, it is possible that you would have received more value by retaining your Eligible Option.
If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisers to discuss these consequences.
Risks Related to Our Business
Our business is subject to many risks and uncertainties, which may affect our future financial performance. These risks include, among others:

•	Our operating results may fluctuate in the future, which could cause our stock price to decline;

•	The loss of operating revenues from Walmart and our three other largest retail distributors would adversely affect our business;

•
Our future success depends upon our retail distributors' active and effective promotion of our products and services, but their interests and operational decisions might not always align with our interests;

•	Our operating revenues for a particular period are difficult to predict, and a shortfall in our operating revenues may harm our results of operations;

•	The industry in which we compete is highly competitive, which could adversely affect our operating results;

•	We make significant investments in new products and services that may not be successful;

•
Fraudulent and other illegal activity involving our products and services could lead to reputational damage to us, reduce the use and acceptance of our cards and reload network, and may adversely affect our financial position and results of operations;

•
As a bank holding company, we are subject to extensive and potentially changing regulation and may be required to serve as a source of strength for Green Dot Bank, which may adversely affect our business, financial position and results of operations;

•	Changes in laws and regulations to which we are subject, or to which we may become subject, may increase our costs of operation, decrease our operating revenues and disrupt our business; and

•
We operate in a highly regulated environment, and failure by us, the banks that issue our cards or the businesses that participate in our reload network to comply with applicable laws and regulations could have an adverse effect on our business, financial position and results of operations;

You should carefully review “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 1, 2013, which is incorporated by reference into this Offer to Exchange, before making a decision on whether or not to tender your Eligible Options.

INTRODUCTION
Green Dot Corporation is offering to Eligible Employees the right to exchange all outstanding options to purchase shares of our Class A common stock and Class B common stock having an exercise price equal to or greater than $20.00 per share granted under the Plans for a lesser number of new nonqualified stock options that we will grant under the 2010 Plan. Our executive officers and members of our Board of Directors are not eligible to participate in our Option Exchange Program.
The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange.
If you elect to exchange all or some of your Eligible Options as described in the Offer to Exchange and if your Eligible Option(s) are accepted for exchange, each Eligible Option so tendered will be canceled and you will be granted a New Option for a lesser number of shares, depending on the exercise price of the Eligible Option tendered (as described below), under a new option agreement between you and us.
The number of shares subject to the New Options you receive will depend on the exercise prices of the Eligible Options that you exchanged, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
Some key features of the New Options will include:

•	The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (even if the Eligible Option you tendered was an incentive stock option);

•	The New Options will have a term of seven years;

•	The New Options will vest over four years with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter;

•
The New Options will be exercisable for shares of Class A common stock, even if your Eligible Options are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan); and

•	The other terms and conditions of the New Options will be substantially similar to those of the canceled Eligible Options.
To receive a New Option grant, you must be continuously employed with us through the Replacement Grant Date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee.
We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering the Option Exchange Program on a voluntary basis to allow our Eligible Employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options. Only the shares of Class A common stock subject to those Eligible Options canceled pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under our 2010 Plan.
As of April 10, 2013, options to purchase 779,514 shares of our Class A common stock and options to purchase 282,693 shares of our Class B common stock were eligible for exchange under the Option Exchange Program.

THE OPTION EXCHANGE PROGRAM

1.	NUMBER OF OPTIONS; EXPIRATION DATE.
Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all outstanding Eligible Options that are properly tendered for exchange and not withdrawn in accordance with Section 4 before the “expiration date,” as defined below, for new nonqualified stock options to purchase Class A common stock under the 2010 Plan at an exercise price per share equal to the closing trading price of our Class A common stock, as reported on The New York Stock Exchange on the Replacement Grant Date.
For each Eligible Option properly tendered by you and accepted for exchange by us, you will be entitled to receive a New Option to purchase a lesser number of shares of our Class A common stock covered by the Eligible Option, depending on the exercise price of the Eligible Option using the exchange ratios in the table below, and subject to adjustments for any stock splits, stock dividends and similar events. For purposes of applying the exchange ratios, fractional option shares will be rounded down to the nearest whole option share on a grant-by-grant basis. The New Option will be subject to the terms of the 2010 Plan, as applicable, pursuant to a new option agreement between us and you.

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
Any Eligible Employee employed with us continuously during the period beginning on April 10, 2013 and ending on the expiration date and who holds outstanding stock options granted under the Plans that have exercise prices equal to or above $20.00 per share is eligible to participate in the Option Exchange Program. Our executive officers and directors are not eligible to participate in the Option Exchange Program.
IF YOUR EMPLOYMENT WITH US IS TERMINATED PRIOR TO THE DATE WE GRANT THE NEW OPTIONS, BUT AFTER THE DATE THE ELIGIBLE OPTIONS YOU ELECTED TO EXCHANGE ARE ACCEPTED AND CANCELED BY US, YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR YOUR CANCELED ELIGIBLE OPTIONS THAT WERE ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELED ELIGIBLE OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO EXCHANGE ELIGIBLE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.
If you wish to participate in the Option Exchange Program, you may elect to exchange any of your Eligible Options. If you elect to exchange an Eligible Option, it must be tendered as to all shares that are outstanding under the Eligible Option. An option cannot be partially tendered under the Option Exchange Program.
The term “expiration date” means 11:59 p.m., Pacific Time, on May 7, 2013, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.
We are implementing the Option Exchange Program to provide our Eligible Employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve the retention and performance of our Eligible Employees and will maximize the value of our Class A common stock for our current stockholders.
We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the 2010 Plan (only the Eligible Options that were granted under the 2010 Plan which are canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).
Finally, because of the large number of options currently outstanding, a grant of additional options (rather than offering an option exchange program) could potentially have a negative impact on our dilution and shares available for future awards under our 2010 Plan.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF OUR CLASS A COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING ELIGIBLE OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.
Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and all related documents included as part of the Tender Offer Statement on Schedule TO filed with the SEC on April 10, 2013 and to consult your own investment and tax advisers. You must make your own decision whether to elect to participate in the Option Exchange Program.
3.    PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.
Proper Exchange of Options
If you choose to participate in the Option Exchange Program, you must properly complete and submit your election to us through our secure Option Exchange Program website at https://greendot.equitybenefits.com (the “Offer Website”) on or before 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the offering period. If we do not receive your election by such time and date, you will be deemed to have rejected the Exchange Offer. We will make computer and Internet access available at our office locations to any Eligible Employee who does not have Internet access. If you are not able to submit your election electronically via the Offer Website as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, you must complete and sign a paper election form for all of your Eligible Options and email your election form to optionexchange@greendotcorp.com. To obtain a paper election form, please contact Option Exchange Administration at optionexchange@greendotcorp.com. Your election must be received by us by 11:59 p.m., Pacific Time, on May 7, 2013 (or a later date and time if we extend the offering period). Elections not received by us by 11:59 p.m., Pacific Time, on May 7, 2013, even if made or sent prior to the expiration date, will be disregarded. Accordingly, please allow time for delivery when sending us your paper election form(s). If we do not receive your election either via the Offer Website or by delivery of your paper election form by the expiration date, you will be deemed to have rejected the Exchange Offer. If you choose to not participate in the Option Exchange Program, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.
You have the right to withdraw any Eligible Options that you have elected to exchange at any time before 11:59 p.m., Pacific Time, on May 7, 2013. If we extend the time during which you may elect to participate in the Option Exchange Program (which we may or may not do), you have the right to withdraw these options at any time until the extended period expires. See Section 4 for a description of your withdrawal rights.
If you do not make an election on the Offer Website by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original exercise price and terms.
Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects
We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Option Exchange Program (described in Section 6 below) or any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes An Agreement
Your election to participate in the Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. OUR ACCEPTANCE FOR CANCELLATION OF THE ELIGIBLE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly tendered Eligible Options that have not been validly withdrawn.
4.    WITHDRAWAL RIGHTS.
You may withdraw the Eligible Options you have elected to exchange only if you comply with the provisions of this Section 4.
You have the right to withdraw the Eligible Options you have elected to exchange at anytime before 11:59 p.m., Pacific Time, on May 7, 2013. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. Additionally, you may withdraw any Eligible Options you elected to exchange if after 40 business days after the commencement of the Offer we have not accepted for exchange all Eligible Options you elected to exchange. The date of the 40th business day is June 5, 2013.
To validly withdraw Eligible Options, except as provided below, you must log on to the Offer Website before the expiration date and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. If you are not able to submit your withdrawal election electronically via the Offer Website as a result of technical failures of the Offer Website, please follow the procedure described in Section 3 for submitting a paper election form. The paper election form serves as a withdrawal form.
You may not rescind any withdrawal, and any Eligible Options that you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.
Neither Green Dot nor any other person is obligated to give notice of any defects or irregularities in any submission over the Offer Website or in any paper election form used to withdraw your election to participate in the Option Exchange Program, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal submissions. Our determination of these matters will be final and binding.
5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
Upon the terms and subject to the conditions of the Option Exchange Program and promptly following the expiration date, we will accept for exchange and cancel Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. If your Eligible Options are properly elected for exchange and accepted for exchange by 11:59 p.m., Pacific Time, on May 7, 2013 and you are an Eligible Employee on the Replacement Grant Date, you will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange (i.e., the Replacement Grant Date) a New Option for each Eligible Option so accepted and canceled under the Option Exchange Program. If we extend the date by which we must accept and cancel Eligible Options properly elected for exchange, New Options will be granted on the first trading date after the date we cancel the Eligible Options accepted for exchange.
6.    CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any Eligible Options elected for exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to certain limitations, if at any time on or after the commencement of the Option Exchange Program and prior to the expiration date any of the following events has occurred, or has been determined by us in our reasonable judgment to have occurred:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the Eligible Options elected for exchange pursuant to the Option Exchange Program, the issuance of New Options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Green Dot or our consolidated subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our consolidated subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Option Exchange Program or us or any of our consolidated subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make the acceptance for exchange of, or issuance of New Options for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the Eligible Options elected for exchange;

•	materially impair the contemplated benefits of the Option Exchange Program to us; or

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of Green Dot or our consolidated subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our consolidated subsidiaries or materially impair the contemplated benefits of the Option Exchange Program to us;

•	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•
any change in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to have a material adverse effect on the business, condition (financial or other), operations or prospects of Green Dot or our consolidated subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Option Exchange Program; or

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof;

•
a tender or exchange offer with respect to some or all of our stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date;

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock;

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our consolidated subsidiaries or any of the assets or securities of us or any of our consolidated subsidiaries; or

•
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Green Dot or our consolidated subsidiaries that, in our reasonable judgment, is or may be material to Green Dot or our consolidate subsidiaries.

The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at anytime to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons, although participants in the Option Exchange Program may challenge our determination in a court of competent jurisdiction. If we become aware that a condition to the Option Exchange Program is triggered, we will promptly notify eligible employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer.
7.    PRICE RANGE OF CLASS A COMMON STOCK UNDERLYING THE OPTIONS.
Our Class A common stock has been quoted on the New York Stock Exchange under the symbol “GDOT” since our initial public offering on July 22, 2010. The following table presents the high and low sales prices per share of our Class A common stock for the periods indicated, as reported by The New York Stock Exchange:

	High	Low
Year Ended December 31, 2013
First Quarter (through March 31, 2013)	$16.78	$12.45

Year Ended December 31, 2012
Fourth Quarter	$13.47	$9.77
Third Quarter	24.97	9.06
Second Quarter	26.91	20.18
First Quarter	32.36	26.47

Year Ended December 31, 2011
Fourth Quarter	$34.55	$27.51
Third Quarter	36.06	26.42
Second Quarter	48.36	31.61
First Quarter	64.29	41.25
The last reported sale price of our Class A common stock on April 9, 2013 was $16.31. We recommend that you obtain current market quotations for our Class A common stock, among other factors, before deciding whether or not to tender your Eligible Options for exchange. As of April 9, 2013, there were approximately 103 stockholders of record of our Class A common stock, 39 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.
8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.
Consideration. We will grant the New Options stock under the 2010 Plan in exchange for outstanding Eligible Options properly tendered and accepted for exchange by us. The number of shares of Class A common stock subject to New Options to be granted to each option holder will be based on the approved exchange ratio provided in the table below. The shares subject to Eligible Options canceled pursuant to the Option Exchange Program will be retired and only shares subject to Eligible Options granted under the 2010 Plan will be returned to the pool of shares available for grants of New Options under the 2010 Plan. We have decided not to grant new stock options broadly to our employee base and instead offer the Option Exchange Program because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future equity awards.
Terms of New Options. The New Options will be granted under the 2010 Plan. Some key features of the New Options will include:
The New Options will cover a lesser number of shares than the Eligible Option tendered for exchange, depending on the exercise price of the Eligible Option as follows:

•	The New Options will cover a lesser number of shares than the Eligible Option tendered for exchange, depending on the exercise price of the Eligible Option as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options

•	The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the Replacement Grant Date;

•	The New Options will be nonqualified stock options (even if the Eligible Option you tendered was an incentive stock option);

•	Each New Option will have a seven-year term;

•	The New Options will vest over four years with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter;

•
The New Options will be exercisable for shares of Class A common stock, even if your Eligible Options are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan); and

•	The other terms and conditions of the New Options will be substantially similar to those of the canceled options.
The terms and conditions of current options outstanding under the Plans are set forth in the respective Plans and the stock option agreement you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you.
Important Note: The statements in this Offer to Exchange concerning the Plans, the Eligible Options and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreement under the Plans. Please contact optionexchange@greendotcorp.com to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.
9.    INFORMATION CONCERNING GREEN DOT.
Background
Green Dot is a leading financial services company providing simple, low-cost and convenient money management solutions to a broad base of U.S. consumers. We believe that we are the leading provider of general purpose reloadable, or GPR, prepaid debit cards in the United States and that our Green Dot Network is the leading reload network for prepaid cards in the United States. Other products and services include GoBank, an innovative checking account developed for distribution and use via mobile phones, which is expected to be available to U.S. consumers generally during the second or third quarter of 2013. We distribute our products and services nationwide at more than 60,000 retail store locations and on the Internet. The combination of our innovative products, broad retail distribution and proprietary technology creates powerful network effects, which we believe enhance the value we deliver to our customers, our retail distributors and other participants in our network.
We were incorporated in Delaware in October 1999 as Next Estate Communications, Inc. and changed our name to Green Dot Corporation in October 2005. We completed our initial public offering of Class A common stock in July 2010. In December 2011, we became a bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHC Act, as a result of our acquisition of Bonneville Bancorp, the holding company of Bonneville Bank, a state-chartered Utah bank, which was renamed Green Dot Bank and became a member bank of the Federal Reserve System after the acquisition. In November 2012, we completed the process of transitioning our card issuing program with Synovus Bank to Green Dot Bank. Upon this transition, all Green Dot-branded GPR cards are now issued by Green Dot Bank.

Financial Information
Selected Summary Financial Data
The following selected summary financial data has been derived from our historical audited consolidated financial statements and should be read in connection with our consolidated financial statements and notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended December 31,
	2012	2011
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues:
Card revenues and other fees	224,745	209,489
Cash transfer revenues	165,232	134,143
Interchange revenues	164,559	141,103
Stock-based retailer incentive compensation(1)	(8,251)	(17,337)
Total operating revenues	546,285	467,398
Operating expenses:
Sales and marketing expenses	209,870	168,747
Compensation and benefits expenses(2)	114,930	87,671
Processing expenses	77,445	70,953
Other general and administrative expenses	71,900	56,578
Total operating expenses	474,145	383,949
Operating income	72,140	83,449
Interest income	4,074	910
Interest expense	(76)	(346)
Income before income taxes	76,138	84,013
Income tax expense	28,919	31,930
Net income	47,219	52,083
Dividends, accretion and allocated earnings of preferred stock	(7,599)	(554)
Net income allocated to common stockholders	39,620	51,529
Basic earnings per common share:
Class A common stock	$1.11	$1.24
Class B common stock	$1.11	$1.24
Basic weighted-average common shares issued and outstanding:
Class A common stock	29,698	22,238
Class B common stock	4,801	17,718
Diluted earnings per common share:
Class A common stock	$1.07	$1.19
Class B common stock	$1.07	$1.19
Diluted weighted-average common shares issued and outstanding:
Class A common stock	35,933	42,065
Class B common stock	6,150	19,822

	As of December 31,
	2012	2011
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and restricted cash(3)	$297,225	$238,359
Investment securities, available-for-sale	115,244	20,647
Settlement assets(4)	36,127	27,355
Loans to bank customers	7,552	10,036
Total assets	725,728	425,859

Deposits	198,451	38,957
Obligations to customers(4)	46,156	—
Settlement obligations(4)	3,639	27,355
Long-term debt	18,557	11,009
Total liabilities	397,964	172,663
Total stockholders' equity	$327,764	$253,196

(1)
Represents the recorded fair value of the shares for which our right to repurchase lapsed during the specified period pursuant to the terms of the agreement under which we issued 2,208,552 shares of our Class A common stock to Walmart.

(2)	Includes stock-based compensation expense of $12.7 million and $9.5 million, respectively.

(3)
Includes $0.6 million and $12.9 million of restricted cash as of December 31, 2012 and December 31, 2011, respectively. Also includes $3.0 million and $2.4 million of federal funds sold as of December 31, 2012 and December 31, 2011, respectively.

(4)
Our retail distributors collect customer funds for purchases of new cards and reloads at the point of sale and then remit these funds directly to bank accounts established for the benefit of these customers by the banks that issue our cards. During the third quarter of 2012, our retail distributors began remitting these funds to our subsidiary bank as we transitioned our card issuing program with Synovus Bank to our subsidiary bank. Our retail distributors' remittance of these funds takes an average of two business days. Settlement assets represent the amounts due from our retail distributors for customer funds collected at the point of sale that have not yet been received by our subsidiary bank. Obligations to customers represents customer funds collected from or to be remitted by our retail distributors for which the underlying products have not been activated. Settlement obligations represent the customer funds received by our subsidiary bank that are due to third-party card issuing banks upon activation.

Book Value
Our book value per share was $9,106 on December 31, 2012 (book value per share is calculated as total stockholders' equity as of December 31, 2012 divided by the number of shares of our common stock outstanding on that date).
Ratio of Earnings to Fixed Charges
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, the estimated portion of rental expense deemed by Green Dot to be representative of the interest factor of rental payments under operating leases.

	Year Ended December 31,
	2012	2011
RATIO OF EARNINGS TO FIXED CHARGES	31	60

Additional Information about Green Dot
For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012 and our other SEC filings. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 “Additional Information” below for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.
Additional Considerations
In deciding whether to participate in the Option Exchange Program, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. From time to time, we also engage in discussions and negotiations with potential candidates for management or director positions with Green Dot or with existing members of management for changes in positions, responsibilities or compensation, such as the previously announced transition of our Chief Financial Officer. We grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we have no plans or proposals that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our consolidated subsidiaries (however, we expect to consider such matters from time to time);

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our consolidated subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•
any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer's employment;

•	any other material change in our corporate structure or business;

•	our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan); or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or any actions that could impede a third-party from acquiring control of us.

10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS OR ARRANGEMENTS CONCERNING ELIGIBLE OPTIONS; AGREEMENTS INVOLVING GREEN DOT'S SECURITIES.
Our Directors and Executive Officers
The directors and executive officers of Green Dot Corporation and their respective positions as of April 10, 2013 are set forth in the following table:

Steven W. Streit	President, Chief Executive Officer and Chairman
John L. Keatley	Chief Financial Officer
Konstantinos Sgoutas	Chief Revenue Officer
Sam Altman	Executive Vice President of Mobile Products and Strategy and Director
Lewis B. Goodwin	CEO, Green Dot Bank
John C. Ricci	General Counsel and Secretary
Kenneth C. Aldrich	Director
Timothy R. Greenleaf	Director
Virginia L. Hanna	Director
Ross E. Kendell	Director
Michael J. Moritz	Director
William H. Ott, Jr.	Director
The address of each director and executive officer is c/o Green Dot Corporation 3465 East Foothill Blvd., Pasadena, CA 91107 and the telephone number is (626) 765-2000.
None of our executive officers or directors is eligible to participate in the Stock Option Exchange Program. As of March 31, 2013, our executive officers and directors (12 persons) as a group held outstanding options to purchase a total of 729,444 shares of our Class A common stock and 2,206,373 shares of our Class B common stock under our equity compensation plans, representing approximately 52% of the total shares of Class A and Class B common stock subject to all outstanding options under our equity compensation plans as of that date, excluding the options approved on April 3, 2013 and described below in this Section.
On April 3, 2013 and April 8, 2013, the Compensation Committee of our Board of Directors approved of granting nonqualified stock options to purchase an aggregate of 200,000 shares of our Class A common stock under our 2010 Plan to four of our executive officers as set forth in the table below. These options vest over four years, with 25% of the shares of Class A common stock underlying each option vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly installments thereafter.

Name	Number of Options
Konstantinos Sgoutas	100,000
John L. Keatley	50,000
John C. Ricci	25,000
Lewis B. Goodwin	25,000
Agreements Involving Green Dot's Securities
Registration Rights Agreement. We are a party to a registration rights agreement with certain of our investors, pursuant to which we have granted those persons or entities the right to register shares of common stock held by them under the Securities Act of 1933, as amended, or the Securities Act. Holders of these rights are entitled to demand that we register their shares of common stock under the Securities Act so long as certain conditions are satisfied and require us to include their shares of common stock in future registration statements that may be filed, either for our own account or for the account of other security holders exercising registration rights. In addition, after an initial public offering, these holders have the right to request that their shares of common stock be registered on a Form S-3 registration statement so long as certain conditions are satisfied and the anticipated aggregate sales price of the registered shares as of the date of filing of the Form S-3 registration statement is at least $1 million. The foregoing registration rights are subject to various conditions and limitations, including the right of underwriters of an offering to limit the number of registrable securities that may be included in an offering. The registration rights terminate as to any particular shares on the date on which the holder sells such shares to the public in a registered offering or pursuant to Rule 144 under the Securities Act. We are generally required to bear all of the expenses of these registrations, except underwriting commissions, selling discounts and transfer taxes.
We are not obligated under the registration rights agreement to transfer consideration, whether in cash, equity instruments, or adjustments to the terms of the financial instruments that are subject to the registration payment arrangement, to the investors, if the registration statement is not declared effective within the specified time or if effectiveness of the registration statement is not maintained.
Warrant Agreement. On March 3, 2009, we entered into a sales and marketing agreement with a third party that contained a contingent warrant feature. The warrant provides the third party with an option to purchase 3,426,765 shares of our common stock at a per share price of $23.70 if certain sales volume or revenue targets are achieved. A further 856,691 shares become eligible for purchase under the warrant should either of these targets be achieved and additional specified marketing and promotional activities take place.
The shares become eligible for purchase under the warrant at any time the targets are achieved prior to the earlier of March 3, 2014 or the termination of the sales and marketing agreement. Once eligible for purchase, the purchase option expires on the earliest of: (1) the date at which the sales and marketing agreement with the third party is terminated; (2) the date of a change of control transaction of our company; or (3) March 3, 2017.
The warrant is redeemable for cash by the holder if we fail to perform in accordance with the customary contractual terms of the sales and marketing agreement. Should the third party fail to perform in accordance with the terms of the sales and marketing agreement, we obtain an option to repurchase any shares previously issued under the warrant.
As the option to purchase shares under the warrant is contingent upon the achievement of certain sales volume or revenue targets, there is a possibility that no shares will become eligible for purchase. Based on different possible outcomes, we developed a range of fair values for the warrant, and we measured the warrant at its current lowest aggregate fair value within that range. As none of the performance conditions have been met, the lowest aggregate fair value is zero. Accordingly, we have not assigned any value to the warrant in our consolidated financial statements as of December 31, 2012 or 2011.
Repurchase Agreement. In May 2010, we amended our commercial agreement with Walmart, our largest retail distributor, and GE Money Bank. As an incentive to amend our prepaid card program agreement, we issued Walmart 2,208,552 shares of our Class A common stock. These shares are subject to our right to repurchase them at $0.01 per share upon termination of our agreement with Walmart other than a termination arising out of our knowing, intentional and material breach of the agreement. Our right to repurchase the shares lapses with respect to 36,810 shares per month over the sixty months term of the agreement. The repurchase right will expire as to all shares of Class A common stock that remain subject to the repurchase right if we experience a “prohibited change of control,” as defined in the Class A common stock issuance agreement, if we experience a “change of control,” as defined in the stock issuance agreement, or under certain other limited circumstances, which we currently believe are remote. As of December 31, 2012, 1,030,632 shares of Class A common stock issued to Walmart were subject to our repurchase right.
The foregoing descriptions of these agreement involving Green Dot's securities are qualified in their entirety by reference to the full text of the registration rights agreement, the form of warrant and Class A common stock issuance agreement, respectively, each as filed with the SEC and incorporated by reference into this Offer to Exchange.
11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.
The shares of Class A common stock subject to Eligible Options that were granted under the 2010 Plan which are exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2010 Plan. However, since we no longer grant options under the 2001 Plan, any shares of Class B common stock subject to Eligible Options that were granted under the 2001 Plan which are exchanged pursuant to the Option Exchange Program will be canceled and will not add to the shares reserved for issuance under the 2010 Plan.
We account for share-based payments in accordance with Accounting Standards Codification 718 (“ASC 718”). Under ASC 718, we will recognize incremental compensation expense, if any, resulting from the New Options granted pursuant to the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options granted in exchange for the Eligible Options tendered in the Option Exchange Program, measured as of the Replacement Grant Date, over the fair value of the Eligible Options tendered in the Option Exchange Program, measured immediately prior to the cancellation thereof. Any incremental compensation expense related to the New Options granted in the Option Exchange Program will be recognized ratably over the vesting period of the New Options. In the event that any of the New Options are forfeited prior to their vesting due to termination of service, any incremental compensation expense of the forfeited New Options will not be recognized.

Since the Exchange Offer has been structured to replace Eligible Options with New Options of similar or lesser value, we expect to recognize only a minimal amount of incremental compensation expense. This minimal incremental compensation could include compensation expense that might result from fluctuations in our stock price after the exchange ratios are set (which will occur shortly before the Option Exchange Program begins) but before the exchange actually occurs. As a result, the Option Exchange Program will allow us to realize real retention and other benefits from the New Options granted, while recognizing essentially the same amount of compensation expense as we would have recognized for the Eligible Options.
12.    LEGAL MATTERS; REGULATORY APPROVALS.
We are not aware of any material pending or threatened legal actions or proceedings relating to the Option Exchange Program. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this document. If any other approval or action should be required, we presently intend to seek that approval or take that action. This could require us to delay our acceptance of the Eligible Options tendered by you to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Exchange Offer to accept Eligible Options tendered for exchange and to issue New Options is subject to satisfaction or waiver of the conditions described in Section 6.
13.    MATERIAL UNITED STATES TAX CONSEQUENCES.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE'S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX adviser.
The following is a summary of the material U.S. federal tax consequences of the exchange of Eligible Options under the Option Exchange Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, any of which may change. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances.
If you exchange Eligible Options for New Options, you will not be required to recognize income for federal tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
On the Replacement Grant Date of the New Options, you will not be required to recognize additional income for federal tax purposes. The New Options will be nonqualified stock options.
We recommend that you consult your own tax adviser with respect to the federal, state and local tax consequences of participating in this Exchange Offer.
U.S. Federal Tax Consequences of Incentive Stock Options.
Under current law, if you were granted an option that is an incentive stock option (an “ISO”), you would not have recognized income when the ISO was granted to you and will incur no tax upon exercise of an ISO unless you are subject to the alternative minimum tax (“AMT”). If you hold the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the option was exercised and for more than two years after the option was granted, you generally will realize capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.
If you dispose of the ISO Shares before the expiration of either required holding period (a “disqualifying disposition”), then any gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the later of the date of vesting or the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO Shares were held by you.
The difference between the exercise price and the fair market value of vested ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT.

U.S. Federal Tax Consequences of Nonqualified Stock Options.
Under current law, you will not realize taxable income upon the grant of a non-incentive or nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.
The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.
We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonqualified stock option if the holder is employed by us. We will require any such holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our Class A common stock.
If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax adviser to discuss these consequences.
14.    EXTENSION OF OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any Eligible Options by giving written notice of such extension to the Eligible Employees.
We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any Eligible Options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the Eligible Options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.
Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.
Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Pacific Time, on the business day following the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated in writing promptly to Eligible Employees in a manner reasonably designated to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.
If we materially change the terms of the Exchange Offer or the information about the Exchange Offer, or if we waive a material condition of the Exchange Offer, we may extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information about the Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Exchange Offer; or

•	extend or terminate the Exchange Offer.
If the Exchange Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten business days after the date the notice is published. A

“business day” means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.
15.    FEES AND EXPENSES.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to the Option Exchange Program. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange Program, including, any expenses associated with any tax, legal or other adviser consulted or retained by you.
16.    ADDITIONAL INFORMATION.
We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013, including all material incorporated by reference therein;

•	Our Definitive Proxy Statement on Schedule 14A for our 2013 annual meeting of stockholders, filed with the SEC on April 10, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on March 5, 2013 and April 10, 2013; and

•
the description of our Class A common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 13, 2010, including any amendments or reports we file for the purpose of updating that description.

Our SEC file number for all of these filings is 001-34819. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549, and copies of all or any part of these filings may be obtained from that office or by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC's web site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.greendot.com. Information contained on our website is not part of this Offer to Exchange.
We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Accounting Department
Green Dot Corporation
3465 East Foothill Blvd.
Pasadena, CA 91107
Email: optionexchange@greendotcorp.com
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
The information contained in this Offer to Exchange about Green Dot should be read together with the information contained in the documents to which we have referred you.
17.    MISCELLANEOUS.
We are not aware of any jurisdiction where the implementation of the Option Exchange Program violates applicable law. If we become aware of any such jurisdiction where the implementation of the Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction. The Option Exchange Program is not available in jurisdictions outside the United States.

We cannot guarantee that, following the expiration date, the per share market price of our Class A common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors Related to the Option Exchange Program,” and the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2012 before you decide whether to participate in this Exchange Offer.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Green Dot Corporation            April 10, 2013